Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2019

April 18, 2019  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Senior Vice President, Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Matthew Carletti	JMP Securities, LLC
Bijan Moazami	Compass Point Research & Trading, LLC
Christopher Campbell	Keefe, Bruyette & Woods, Inc.
Jeffrey Schmitt	William Blair & Company, LLC
Mark Dwelle	RBC Capital Markets LLC
Ryan Aceto	B. Riley FBR, Inc.

RLI CORP.

Moderator: Aaron Jacoby

April 18, 2019

10:00 a.m. (CDT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. first-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first-quarter results.

RLI management may make references during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definition of the operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby: Thank you. Good morning to everyone. Welcome to the RLI earnings call for the first quarter of 2019. A special thanks to everyone for turning out the Mueller report coverage for a few minutes to join us on the call. With me today are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Senior Vice President, and Chief Financial Officer.

I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then, Craig will talk about operations and market conditions. Next, we'll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown: Thanks, Aaron and good morning everyone.

As reported last evening, first quarter 2019 operating earnings were $0.71 per share. We continue to experience top line growth while recording a combined ratio below 90 and generating nearly $2 of growth in book value per share as solid operating earnings was bolstered by very favorable investment market.

From an underwriting perspective, we posted a combined ratio of 89. This result improved nearly 2 points from first quarter prior year as our loss ratio benefited from increased favorable reserve development. For the first quarter of 2019, we recorded net favorable prior year's reserve development of $17 million compared to $13 million last year. I’ll also add from a strom perspective, there was a minimum amount of loss in the quarter about $1 million and loss estimates for both 2017 and 2018 hurricanes remained unchanged.

We were pleased with each of our segments combined ratios, 96 in Casualty, 79 in Property, and a 70 in Surety. Our Casualty segment was favorably impacted by  $11 million of net positive reserve development. Most casualty lines developed favorably, including transportation, which posted a moderate amount of favorable development for a second consecutive quarter.  Our Property segment posted favorable development of $2 million, exclusively from our Marine line.  Finally, our Surety segment had favorable development of $4 million. From a high level, it is worth pointing out that our expense ratio is up about a point in the quarter as our bonus and profit-sharing accruals correlate with the strong growth in earnings and book value. Overall, a very solid underwriting results across our diverse product portfolio.

Turning to our top line. Gross written premiums advanced 6% in the quarter. Craig will provide more detailed discussion shortly but growth is fairly broad based and was achieved despite reductions from product excess in the Prime quota share reduction that were announced during our fourth quarter call.

From a segment perspective, Casualty grew top line 8%. Growth was achieved in a number of established products as well as newer initiatives, including energy casualty and general binding authority. We’re pleased with this growth but the segment is also the one most impacted by the recent product exits and the comparison to the prior year may get more challenging as the year progresses.

Moving on to Property. Top line grew by 7%, this growth was driven largely by Marine but also growth in our Hawaii homeowners group. Finally, Surety posted a 2% decline in top line as we remain disciplined in a very competitive environment.

Complementing this underwriting performance, investment income continued to advance, up 16% compared to the first quarter of 2018. We have grown our invested asset base over the past year and continued to benefit from rotations in the portfolio and higher average yields. On total return basis, our investment portfolio generated 4.5% return in the quarter. This return, coupled with solid operating performance, resulted in $95 million comprehensive earnings for the quarter, driving book value up $1.95 per share after paying a $0.22 per share in ordinary dividend during the first quarter.

Our overall business fundamentals, underwriting, and investments results were very strong for the quarter. In conclusion, a very good start to the year.

And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thanks, Tom. Good morning, everyone. A very good start to the year with 6% top line growth and an 89 combined ratio. Premium growth was a bit slower than previous quarters but still a good result given the previously-announced product exits.

We have had some recent success focusing on growing our more established and most profitable products. We have nicknamed this initiative, Grow What We Know, and it has helped us create more balance between newer products that take time to season and those that deliver results today. Overall, rates moderately improved from prior quarters. Larger increases are still confined  to spots where the pain is being felt most. Our discipline allows us to wait patiently for more widespread market opportunity. We are keeping an ear to the ground, alert for signs of disruption. It feels like the opportunity is not as distant as news of distress becomes more frequent. Let me provide a little more detail by segment.

In Casualty, we grew 8% while reporting a 96 combined ratio. Profitability was widespread with 6 of our 7 largest product lines reporting an underwriting profit for the quarter. Overall, we achieved a 3% rate increase across Casualty. We continue to get a good blend of growth from newer and more established products. Recall, Casualty is the segment most affected by some product exits in pruning announced last quarter. Underlying Casualty growth, excluding this repositioning, was 14%.

A couple of individual products in this segment are worth mentioning. The transportation business unit continues to focus on profitability improvement and opportunistic growth. Top line was off 4% for the quarter, while achieving an overall 7% rate increase. We were able to recognize some favorable loss development and reported underwriting profit so far this year.

Our professional services group that focuses on architects, engineers and miscellaneous professionals also recorded a nice underwriting profit based on positive claim trends. A large portion of the growth in Casualty was realized in our commercial and personal umbrella products, which grew over 15%. These are well-established and historically profitable products for us. We also continue to see growth opportunities in our professional liability and commercial package businesses, as well as in our energy casualty and general binding authority businesses that were both started in 2016.

Our Property segment grew 7% and delivered a 79 combined ratio. All 3 major product groups achieved underwriting profitability. Rate in our Property segment increased 6% for the quarter, largely driven by wind exposed accounts and Marine.  Marine continues to grow the double-digit rate, benefiting from the disruption in the market. This is creating an opportunity to build needed scale, while maintaining underwriting discipline and a good loss ratio.

Our catastrophe business was down 5% on the top line for the quarter while rates were up about 5% for wind and nearly flat for quake. As you are aware, there were several significant catastrophe events that occurred over the last 2 years, including hurricanes, earthquakes, floods, wildfires, and even volcanic eruptions. Consistent with our track record, our original loss estimates continue to prove sufficient for these events.

Our Hawaii homeowners group grew 16% for the quarter. As we continue to invest in relationships and distribution, we have capitalized in a very positive feedback from customers and producers on our timely claim handling of last year's lava related fire losses on the Big Island. Sureties top line was down 2% but achieved an outstanding 70 combined ratio for the quarter, all 4 major product groups reported an underwriting profit. Competition is quite challenging, particularly in the commercial and energy businesses where underwriting appears to be undervalued by our competitors. Premiums are larger here and a few of the bonds or accounts can swing the top line. We continue to focus on widening our moat, investing in technology and the customer experience, supporting our contractors as they build their business, and better serving our producers by leveraging a broad set of Surety offerings.

Overall, the RLI team delivered again this quarter with solid top line growth and a sub-90 combined ratio. At RLI, we understand our recipe for success and how to tip the playing field to our advantage. We get great talent, immerse them in our disciplined ownership culture, and align them with compensation based on profitability over the long term. We know what fits, what differentiates us, and understand the risk reward trade-offs. Our feedback loopsare strong and results very visible. The team learns and adjust quickly, always keeping both oars in the water. We know how to preserve and grow capital and focus resources products where we can deliver differentiating service and exceptional financial results. At RLI, we will continue to be different because being different has proven to work. I want to thank all of our owner associates for the great start to 2019, and I'll turn it back to Aaron to take question.

Aaron Jacoby: Great. Thanks, Craig. Operator, we can now open the call up for questions.

Operator:  [Operator Instructions] Our first question comes from Matthew Carletti with JMP Securities.

Matthew Carletti:  Craig, maybe if I can go back to your Casualty comments and just have you dig in a little bit deeper. I'm curious what you're seeing in the E&S environment for those lines where you’re in the E&S business, in particular, pricing, submission flows, standard line markets behavior. Are things starting to perk up there? Or is it largely unchanged?

Craig Kliethermes: Well, I think that if I go beyond just this quarter, I think if you look over last year, I think certainly, submissions were up a little more. This quarter, I think they were a little flatter, which is a little counter to probably what I've been reading. But for us, at least, submissions were relatively flat for the quarter.

Matthew Carletti: Okay. Great. And then just a Casualty kind of just broader observing the accident year loss ratio, it improved a little bit in Q1 versus full year last year, it was at the lower end of if I look back kind of couple of years kind of the lower end of the quarterly run rate. Is there anything particular going on there just a varying mix by quarter? Or is it the view that you're getting pricing that's meeting or exceeding loss trend? Is there anything to read into that? Or is it just more kind of how the cards fell?

Craig Kliethermes: Matt, this is Craig, again. I would say, it pretty much mix related. As you know, we've done a lot of repositioning and particularly, in the casualty portfolio, so I probably couldn’t isolate on one single thing.

Operator: We'll now take a question from Bijan Moazami from Compass Point Point Research.

Bijan Moazami: From your commentary it’s very clear you’re getting rate increases across the board everywhere.

What's driving that rate increase across industries? I guess, with the exception of commercial auto, it seems that a lot of the product lines doesn't appear to be showing adverse loss reserves in the industry, so just want to get a feeling of how sustainable those rate increases are? And then I have a follow-up question.

Craig Kliethermes: Bijan, this is Craig, again. I don't think I said it's across portfolio but just to clarify, I mean, we have seen some selected spots continue to transportation, certainly in the umbrella space in certain geographies, and Marine we've seen more price than we've seen in the past. And other places kind of have remained pretty stable as far as the increases, but those are relatively low single-digit rate increases that we are seeing, not -- nothing really out of the ordinary or anything out of what we've seen in the past.

Bijan Moazami: And umbrella 15%, is it's rate you mentioned, or is it premium volume growth? And if it's growing that fast, what's happening there?

Craig Kliethermes: Well, we write both personal and commercial umbrella so they're probably two different stories. Personal umbrella is more an investment in technology, distribution, and finding new partners. Commercial, I’ll say is more geographic focused, certainly there's some pain in certain areas that we are seeing increased submissions, and increased opportunity, and some price.

Bijan Moazami: And then finally, just you mentioned, binding authority business is growing for you guys, just want to see what kind of business you are driving through MGA’s?

Craig Kliethermes: So the binding authority business, I mean, there would be some contractors, some rental dwelling exposures, some like plaza shopping centers, things like that that will be the predominant classes of business that we would be writing right now. These are smaller risks. These were not be obviously, that are not individually risk underwritten, so they're more in a box.

Operator: We'll now take a question from Christopher Campbell with KBW.

Christopher Campbell: I guess, just following up on Matt's question on like the casualty core loss ratio. I guess, if you're growing umbrella as much as you are, should we expect to see that core loss ratio kind of a decline over time?

Craig Kliethermes: We have different loss ratios for different commercial umbrella products, so I wouldn't say that's necessarily true. Our Casualty portfolio is made up of, well I said 7 major products but within that there probably another dozen or so other smaller products. So it really depends on where we are seeing the growth in where we're shrinking, obviously, and we exited some of those that had higher loss ratios anyway so it will be very difficult for me at least on this call to pinpoint exactly what you're looking at.

Christopher Campbell: Okay, got it. Yes. So I'm just thinking if you're writing a lot more umbrella, that's probably a very low loss ratio business. And if that becomes a bigger mix at 15% growth over time and if you're seeing that, if you were seeing like a technological opportunities in the personal side and the geographical on commercial side, I would just expect that if I back out the reserve development from your stated loss ratio on Casualty, that, that number would go down over time just as you grow umbrella? Is that a fair way to look at?

Craig Kliethermes: Chris, I do want to clarify for you, as we certainly would not be categorized as booking our commercial umbrella business to a low loss ratio, necessarily. I mean, that's not would not be standard practice for us. We would look at longer-term loss ratios and the pricing we're getting and understand that’s a little bit more volatile business. So there's probably a larger risk factors that are being considered when we decide what we're going to book that loss ratio to.

Christopher Campbell: Okay. Got it. So you have more like a volatility built into that loss pick? Is that fair way to think about it?

Jon Michael: Yes. We don't see umbrella as a low loss ratio business at all.

Christopher Campbell: Okay. Got it. And then you have mentioned, I think Craig mentioned that these 6 out of the 7 lines in casualty made an underwriting profit. So I'm just kind of nitpick like, which was the one that didn't?

Craig Kliethermes: That will be management. Our management liability group, which sells directors and officers coverages. It's a very volatile line business with a little bit bigger limits. We do utilize a reinsurance a little bit more there. So from quarter-to-quarter, you can have some volatile results, but it is one were we continue to watch closely.

Christopher Campbell: Okay. Got it. And there's nothing really concerning that that you saw this quarter was -- that would give you concern going forward?

Craig Kliethermes: Is not a line that are going to see a lot of necessarily trends because it's not a frequency driven line, it is severity driven line. It's one of those lines that we're getting a substantial amount of rate this quarter as well, so we're watching it closely.

Christopher Campbell: Okay. And then you had mentioned a 3% rate increase in Casualty, I guess, overall, what's like the all-in loss cost inflation? Like, how do you view that? What's like a longer-term average given like all the mix that you have in there? To give an idea on...

Craig Kliethermes: Sure. This is, again, is Craig. I mean, for our actual analysis, I believe you're using somewhere between 4% and 5% across our Casualty portfolio, would be the average. I mean, there's going to be some that might be a little lower, some a little higher. So that's very much part of the explanation why maybe our current accident year might be up a little in Casualty as well  because it's a math problem, right? You're getting 3% rate and 4% trend. 4%, 5% trend. That tells you your loss ratio should probably go up, absent better underwriting.

Christopher Campbell: Just last one, if I may. There was a new company that starts rating recently that does California earthquake, I know that's your largest PML exposure. So I guess, just what are your thoughts on the growth potential of that market? And then just in terms of a reinsurance, I know like there's been some talk about that the Florida mid-year renewals increasing, and then new issues with California wildfires, could any of those higher reinsurance costs? Are you guys expecting any of that to spill over potentially into quake as well?

Craig Kliethermes: Chris, I'll answer part of it, and then Tom wants to answer part of it too. Look, I guess, I'm hoping it spills over in the primary pricing so it creates an opportunity for us, but our renewals are relatively flat at 1, 1. But obviously, the cost of capital is higher for those guys to buy reinsurance then hopefully, that'll put some pressure on them to raise rates.

Tom Brown: This is Tom. Chris I would just say too, I think, we're speaking to the same company, it's a little heavier skewed to personal lines, which we are not in them with California quake area. And I think you should probably all know take up rate on quake is relatively low, so maybe there is of plan there to see if perhaps a better uptake in that, I don't know.

Craig Kliethermes: I would just add that I can tell you our underwriters would report every quarter, there's a new market that’s open for quake in California. I don't know this particular one you're talking about here, but they would tell you another MGA or another company has opened their doors in the California quake market.

Operator: Our next question will come from Jeff Schmitt with William Blair.

Jeff Schmitt: Another question on the umbrella business. Just here in the market, that large losses there are ticking up quite particularly on the commercial side, just due to the tough legal environment, higher jury awards, higher settlement amounts, is that what’s causing sort of the dislocation there? I mean, it seems like you may have avoided that but could be benefiting from a growth perspective?

Craig Kliethermes: Jeff, this is Craig. I mean, there obviously must be some pain in the marketplace from some of the other carriers. We obviously wouldn't be growing if we didn't think that we have the confidence that our results were good, it's the same team we've had in place for oh I don't know, over 20 years writing in the same the same locations with policy forms, just higher rates than they have in the past. So I think we have continued to see opportunity as people retrench.

Jeff Schmitt: Okay. And then the transportation book, what did you say top line growth was there? I think you'd said there were 7% rate. Just curious, where you're at in terms of the repair process or profitability? I mean, you've been obviously been taking rate for some time now.

Craig Kliethermes: Right. I mean, honestly, if we're going to continue to take rate if the opportunity permits because we want to get a fair rate and fair return. The top line was down actually 4% for the quarter, and we had a 7% rate increase. So we're just a little more selective this quarter in certain spots and -- but we do think there's that, that is still a market in turmoil, transportation auto related exposures, in general. So we would expect that the opportunities going to persist for a while. And as far as, I guess, you asked about rehabilitating, but the re-looking, re-underwriting,  I mean, we've been through our re-underwriting process for all don't know we're going on year 3. So I mean, we've looked at all the accounts we have. We like the book of business that we currently have. Obviously, like it better if we get more rate even. But we're seeing a lot of new opportunities in that space from a lot of carriers have retrenched and that is an area that I know a lot of people would like to see us write through wholesale or E&S, which is a hotspot on the E&S, and that's where a lot of those submissions are going I think people are seeing is more flow in the E&S market for auto. That is not a market for us, necessarily. So we deal in specialty retailers for the most part in that business.

Jeff Schmitt: Okay. And just on the E&S, I guess, surprised to see submissions were, I think, you said the flat. And just given some of the pullback by AIG, by Lloyds, are they just different parts of the market? I mean, or how is that impacting your E&S business?

Craig Kliethermes: Again, this is Craig. Our E&S business is we're fairly narrow in deep in most of the places we play. So AIG was not a market that we necessarily went head-to-head with in very many places. And London wasn't necessarily a place there that we would go head-to-head, but we ran into them occasionally. So certainly, it creates some opportunity, but I can't really tell you why necessarily our submission count is relatively flat for the quarter, but this quarter it was flat. We had seen an increase in submissions last year and I don't have any reason to believe that this might not been aberration.

Operator: We now take a question from Mark Dwelle with RBC.

Mark Dwelle: I guess, my first question is probably for Aaron. What do think the Mueller report is going to say about commercial auto pricing? And do you think the President will survive it?

Aaron Jacoby: Good question, Mark. Stay tuned for more.

Mark Dwelle: Anyway, more specifically on commercial auto. You've obviously been getting rate there but yet I mean, the premium growth is still negative. So I guess that tells me that there's still the bridge probably more business that you're net exiting than net winning in terms of the overall premium trend. We've been looking for rate in that sector for quite a while now. I mean, how much more rate would you say that the line generally needs before it would become what you'd call stable or may be more attractive from what growth standpoint?

Craig Kliethermes: Well, Mark, I mean, obviously, we’d like to grow it if you find the accounts that meet our pricing criteria. So giving you an answer for the rate in the industry is kind of difficult. I mean, I also want to clarify, I believe we grew last year in transportation. So even though we might be off a little bit this quarter, it's not like we've been retrenching all last year. We actually saw a lot of opportunities last year to grow. And I don't -- I do anticipate we’ll probably see more opportunities in the upcoming quarters. But we wouldn't be writing if we didn’t think the current business on our books was priced too underwriting profit, there's zero incentive to do otherwise here.

Mark Dwelle: Okay. Then, I guess, maybe to clarify better then, why -- what -- I mean, what with the drivers that resulted in the overall premium being lower despite a pretty hefty rate increase?

Tom Brown: Mark, it's Tom Brown. In context, we wrote just a little short of $18 million transportation in the quarter. So speaking to in terms of 4%, it's about $700,000, that could be influenced, you know, some of these accounts are fairly significant in terms of their own premium, so it could be influenced by 1 or 2 accounts.

Mark Dwelle: That makes sense. More broadly, in terms of the overall casualty business, growth in the quarter was pretty good, average rate increases were a piece of that but there was, I guess, on balance, a lot of net new business allowing for both the ins and the outs. And I guess, again, kind of I'm sure it's different by line but broadly, what do you see as creating the opportunity? Is this just the economy stronger? The pricing is better? Competitors are shying away? I guess, where you guys have always been good at filling in the gaps in the market, where are -- there is there any theme related to some of the gap so that you're finding opportunity in?

Craig Kliethermes: Mark, this is Craig again. So I mean, the answer is different but different product. Obviously, we're seeing more shots on goal in some places, submission increases in select spots, we are getting more rate in certain spots. The economy is growing in exposures in certain areas on the casualty side. So it really depends product-by-product, what's creating the opportunity. The good thing is we have a diversified enough portfolio that we're getting to see a lot of different things and a lot of different spaces, so we have our ear to the ground a lot of different places which helps us take advantage in the spots that were they avail themselves.

Jon Michael: Better marketing, we're doing a better job marketing some of our products. The customer experience is better, and I think that has led to some of the growth that we're seeing in products like personal umbrella.

Mark Dwelle: Okay. That makes sense and consistent with the technology roll out that you mentioned there. I guess, just to finish on that exact points, personal umbrella, I know that was an area where a couple of years ago, you had seen some adverse loss trend. I guess, I take it from your prior remarks at that, that's not only died away, it's remaining at benign levels that you find an attractive to get growth there?

Craig Kliethermes: So Mark, it happened to be the same quarter that we had some challenges in our transportation space. We had a hypothesis that that might since they are both auto, personal umbrella 80% auto driven claims, we had hypothesis that there might be an upcoming trend, it looks like that was an aberration based on that because we haven't seen that kind of activity since. So never want to say never, but we haven't seen it other than that one quarter, but you have a good memory.

Operator: [Operator Instructions] We'll go next to Randy Binner with B. Riley FBR.

Ryan Aceto: This is actually Ryan Aceto on for Randy this morning. I was hoping we could turn to the reserve development. I know it's a lumpy quarter-to-quarter, but could you give a little color on what accident years or any line of business you're seeing that's coming through particularly favorable?

Tom Brown: Sure, it's Tom Brown. It's pretty much across the board in terms of the lines, GL, we mentioned transportation, [indiscernible] is modestly favorable, but umbrella in our professional services group, and it's principally in our more recent years, 2016 through '18, the bulk, I would say, is in -- I'm talking casualty, is between the 2016 and '17 accident years. Property is primarily marine, and it's mostly in the more recent accident year 2018.

Ryan Aceto: Perfect. And I guess, turning to some of the newer lines you're getting into, more so energy and cyber. Could you just give a little color on what they're saying in the marketplace there? Seems like a lot more people are coming into the cyberspace, specifically.

Craig Kliethermes: This is Craig. Ryan, I mean, we are continuing to see opportunities in cyber. I mean, people are building out their towers so there's actually a need for capacity even though,  more people are buying,  so it's creating more demand, but there are also obviously there's a greater supply as well, but we're still seeing some opportunities. We write predominantly excess, fairly high excess cyber, it's one we we're growing very slowly and cautiously, but we do think it's actually a good diversifying pay for our management liability group, which has about 7 or 8 products, and I think it's another product in there quiver for them to compete with. So I think last year I think we finished about $8 million worth of premium, so it's not huge for us.

Operator: As there are no further question, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael: Well, thank you all. Nice quarter. A great start to the year, volume was up 6% even with the product exits that we announced last quarter, the products that we're exiting, so we had little bit of a headwind there. Combined ratio, 89, great book value growth. Want to thank everyone for attending. Now you may return to the Mueller report coverage.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID number of 1822179. This concludes our conference for today. Thank you, all, for participating, and have a nice day. All parties may now disconnect.

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